Exhibit 6.12

PROMISSORY NOTE

U.S. $14,980.00 Issuance Date: March 31, 2026

The undersigned maker (“Maker”) promises to pay to the order of Isaac Dietrich (the “Lender”) the principal sum of U.S. $14,980.00.

On the two-year anniversary of the Issuance Date of this Note, all outstanding principal shall be immediately due and payable in full.

Any default by Maker in the payment of principal under this Note or the occurrence of an event of default hereunder. Venue of any litigation arising in connection with this Note shall be in Virginia Beach, Virginia.

To the extent that Lender receives any payment on account of any of Maker’s obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Maker’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Maker’s obligations.

Maker agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of Virginia in all respects, including matters of construction, validity and performance. If any provisions of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, endorser, surety, guarantor, all other persons who are or may become liable for the payment hereof and their heirs, personal representatives, successors or assigns.

MAKER AND LENDER (BY ACCEPTING THIS NOTE) HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER MAKER OR LENDER AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS NOTE, OR OTHER DOCUMENTS SECURING OR EXECUTED IN CONNECTION WITH THIS NOTE.

At any time the Maker may prepay all or any portion of the principal amount of this Note without penalty.

IN WITNESS WHEREOF, the Maker has executed this Note as of March 31, 2026.

RoboCent, Inc.

a Virginia Corporation

By: /s/ Travis Trawick

Travis Trawick, Chief Executive Officer